Exhibit 107
Calculation of Filing Fee Table
Form
S-8
(Form Type)
Western Digital Corporation
(Exact Name of the Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share, to be issued pursuant to the Western Digital Corporation Amended and Restated 2021 Long-Term Incentive Plan	457(c) and 457(h)	6,000,000	$63.84 (2)	$383,040,000 (2)	$153.10 per $1,000,000	$58,643.42

Total Offering Amounts					$383,040,000		$58,643.42

Total Fee Offsets				—	—	—	$0.00

Net Fee Due							$58,643.42

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “
Securities
Act”), this Registration Statement shall also cover any additional shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock, as applicable.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Common Stock on the Nasdaq Global Select Market on November 20, 2024.